Exhibit 99.1

Innovus Pharma Signs Purchase Agreement with “Showcase – The Home of the Hottest Trends” to Sell the Company’s Apeaz® Cream for the Relief of Arthritis Pain in its 110 “Showcase” Retail Stores in the United States and Canada

Apeaz® is the Fifth Company Product to Be Sold in Retails Stores in
the U.S. and Canada

San Diego, CA, August 10, 2018 – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging commercial-stage pharmaceutical company that delivers safe, innovative and effective over-the-counter medicine and consumer care products to improve men’s and women's health and respiratory diseases, today announced that it has entered into a purchase agreement with the nationwide retail store chain Showcase, a Canadian company for its drug Apeaz®, for arthritis pain relief. Apeaz® will be available in Showcase’s 110 stores across the United States and Canada and on its www.ShopAtShowcase.com portal, starting mid-August, 2018.

“We are very pleased to have entered into this purchase agreement with Showcase for our Apeaz® product as we continue the expansion of our products into select retail stores,” said Dr. Bassam Damaj, the President and Chief Executive Officer of Innovus Pharma. “Apeaz® is the fifth Innovus Pharma product to hit the shelves of retail stores in the U.S. or Canada in addition to Zestra®, Zestra Glide®, Uxor® (EjectDelay®) and Androferti®.”

The Company’s Apeaz® drug continues to be in demand in both the United States and Canadian markets with 10,218 units shipped in 2018 through June 30 in the United States and 10,875 units shipped in Canada since its launch in that country in mid-April 2018.

About Apeaz®

Apeaz® is an FDA OTC monograph compliant drug for arthritis pain relief. The product was approved by Health Canada in January 2018 as a Natural Health Product (“NHP”) for sales in that country for the same indication.

According to Markets & Markets (October 2016 Report Code: MD 4660), the market for the arthritis and other related joint pain is estimated to be at approximately $850 million in 2016 and projected to grow at a CAGR of 5.0% during 2017 to 2021. For more information on Apeaz®, please visit our website at www.apeaz.com.

To the Company’s knowledge, Apeaz® is the only Canadian NHP product published and commercialized to reduce all signs and symptoms of arthritis in the collagen induced mouse model. In addition, our proprietary deep penetration formulation was shown to penetrate the joint tissues where the inflammation and joint damage take place (J Immunol April 1, 2009, 182 (1 Supplement) 50.20).

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.fluticare.com; www.allervarx.com; www.apeaz.com; and www.diabasens.com.

About Showcase

Showcase is the Home of the Hottest Trends, and the world's largest retailer of its kind. With 100+ permanent stores in Canada's best shopping centers and the United States, Showcase offers the most fun, interactive, new, and unique products ever - all in a retail environment where you can "try it before you buy it." They call it retail-tainment! Founded in 1994 in Edmonton AB, Showcase now is coast-to-coast in every major market across Canada.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, projected revenues from the Apeaz® product and other products, estimated market for its products, and statements about achieving its other development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.
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Contact:
Randy Berholtz
Innovus Pharma Investor Relations
Tel: +1 858 249 7865
ir@innovuspharma.com